Exhibit 99.1

Waytronx Acquires Privately Held Japanese Electronics/Distribution Conglomerate

Synergistic Acquisition of Comex Instruments, Comex Electronics and Associated Distribution Network Expected to Increase Waytronx's Presence in Asian Markets Waytronx Continues Increased Growth through Strategic Acquisition

TUALATIN, Ore., July 6 /PRNewswire-FirstCall/ - Waytronx, Inc. (OTC Bulletin Board: WYNX - News), the leading provider of openly licensable advanced systems cooling solutions, today announced that, effective July 1, 2009, it has acquired Comex Instruments Ltd and 49% of Comex Electronics Ltd, along with the associated distribution network, both Japanese based providers of electronic components.

Effective immediately, Comex Instruments and its distribution network shall become CUI Japan Ltd, a wholly owned subsidiary of Waytronx.  Kunio Yamagishi, Comex's current Managing Director, shall remain as Managing Director of the new entity, while Matthew McKenzie, Waytronx's Chief Operating Officer, will become the COO of CUI Japan Ltd. William Clough, Waytronx's President & CEO, shall become Chairman of the Board of CUI Japan Ltd. -- Said Board to consist of Mr. Yamagishi, Mr. McKenzie and Mr. Clough.  Dan Ford, Waytronx's Chief Financial Officer, shall become CFO of the new entity.  Those same individuals will takeover the same positions with Comex Electronics.  The company does not expect any organizational changes to CUI Japan Ltd's operations in Asia.

The acquisition offers significant synergies for revenue growth.  Comex Instruments and Comex Electronics' combined 2008 gross revenues amounted to approximately $3.6 million.  In addition, Waytronx will acquire Comex's impressive customer list, including such Asian stalwarts as Mitsubishi, Subaru, Japan Defense Force, Hitachi and Toshiba, among others.

The Comex acquisition also provides a manufacturing component which will allow Waytronx to manufacture many of its own products, such as the C14 encoder, in Japan.  Comex's in-house staff of nine highly qualified hardware and software engineers will enhance Waytronx's ability to develop and commercialize new technologies like the AMT encoder and its proprietary WayCool(TM)/WayFast(TM) Technologies.

By acquiring the associated distribution network, Waytronx also insures that it will be able to more completely penetrate the Japanese market with its current line of products developed and marketed by its US subsidiary, CUI, Inc.

"Much like the CUI acquisition last year, this transaction effectively positions Waytronx for accelerated growth," Clough explained.  "CUI Japan's talent base of technical employees and their sales and distribution network will enable Waytronx and CUI to bring our portfolio of innovative technology solutions, services and products to a previously untapped market.  CUI Japan allows us to introduce our products into Asia through an Asian platform," Clough stated.  "We are confident that we can grow Comex Instruments and Electronics' revenues, while increasing sales and gaining significant market share for our current products."

Mr. Yamagishi concurred, stating, "I am gratified that the 20 plus year relationship we have had with CUI has resulted in this acquisition.  The ability to sell the Waytronx/CUI product line directly into the Japanese marketplace, coupled with the access to capital provided by Waytronx will accelerate immediate growth of CUI Japan and Comex Electronics."

The purchase price is approximately $260,000.  The acquisition was secured with an initial cash payment of approximately $105,000 due on or before September 30, 2009 to acquire Comex Instruments and 49% of Comex Electronics.  The terms call for three equal annual payments over the next three years to acquire the remaining 51% of Comex Electronics.  All three entities will be wholly owned by Waytronx at the end of the term and will operate as CUI Japan Ltd.

"This purchase is a significant milestone for Waytronx," Clough concluded.  "The acquisition of CUI Japan, combined with our acquisition of CUI in 2008, creates a platform to strategically grow our revenues and demonstrates our commitment to increase shareholder value by acquiring both technologies and the infrastructures needed to commercialize those technologies."

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is commercializing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others.  Utilizing its patented WayCool(TM) hybrid mesh architecture, Waytronx can enhance system performance and remove thermal barriers caused by "microwarming" in today's advanced computing devices.  The Company's proprietary central and graphics processor solutions, solar energy cooling solutions and power supply cooling solutions deliver more cost effective and efficient thermal management to the industry.  Waytronx changed its name from OnScreen Technologies in December 2007.  Waytronx acquired CUI, Inc. in May 2008.  For more information, please visit www.waytronx.com.

About CUI, Inc.
CUI, Inc. is a solutions provider of electromechanical components and industrial controls for OEM manufacturing.  Since its inception in 1989, CUI has been delivering quality products, extensive application solutions and superior personal service.  CUI's solid customer commitment and honest corporate message are a hallmark in the industry.  CUI is a wholly-owned subsidiary of Waytronx, Inc.  For more information, please visit www.cui.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements.  The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products.  These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements.  Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc.  Other names and brands are the property of their respective owners.